INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Computer Outsourcing Services, Inc., on Form S-8 of our report dated January 9, 1998 (January 26, 1998 as to note 6a in the financial statements for the year ended October 31, 1997) appearing in the Annual Report on Form 10-K of the Registrant for the year ended October 31, 1998.

/s/ DELOITTE & TOUCHE, LLP
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DELOITTE & TOUCHE, LLP

New York, New York
January 25, 1999